Exhibit 99.4


             CONSOLIDATED EDISON COMPANY OF NEW YORK, INC. (CECONY)
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS AT SEPTEMBER 30, 2000
                             (DOLLARS IN THOUSANDS)

                                                              CECONY          Pro Forma                Pro Forma
                                                             Historical      Adjustments               Combined
                                                            ----------------------------            ---------------
ASSETS

 Utility plant, net                                         $10,902,056        $                      $10,902,056
 Other property and investments                                 359,957                                   359,957
 Cash and temporary cash investments                             46,309         599,945  (D)              646,254
 Accounts receivable, net                                       649,694                                   649,694
 Other current assets                                           828,455                                   828,455
 Regulatory assets and deferred charges                       1,573,592                                 1,573,592

                                                            -----------------------------------------------------
  Total Assets                                              $14,360,063        $599,945               $14,960,008
                                                            =====================================================

CAPITALIZATION AND LIABILITIES

Capitalization

 Common shareholders' equity                                 $4,541,343        $(35,086) (F)           $4,506,257
 Preferred stock subject to mandatory redemption                 37,050                                    37,050
 Preferred stock not subject to mandatory redemption            212,563                                   212,563
 Long-term debt                                               4,716,901                                 4,716,901

                                                            -----------------------------------------------------
  Total Capitalization                                        9,507,857         (35,086)                9,472,771
                                                            -----------------------------------------------------

 Obligations under capital leases                                32,184                                    32,184
 Other noncurrent liabilities                                   255,212                                   255,212
 Notes payable                                                  164,969         635,031  (E)              800,000
 Long-term debt due within one year                             150,000                                   150,000
 Other current liabilities                                    1,380,255                                 1,380,255
 Accumulated deferred federal income tax                      2,253,152                                 2,253,152
 Regulatory liabilities and deferred credits                    616,434                                   616,434

                                                            -----------------------------------------------------
  Total Capitalization and Liabilities                      $14,360,063        $599,945               $14,960,008
                                                            =====================================================

The accompanying notes to the pro forma are an integral part of this statement.



             CONSOLIDATED EDISON COMPANY OF NEW YORK, INC. (CECONY)
             UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               CECONY           Pro Forma          Pro Forma
                                                              Historical       Adjustments         Combined
                                                             -----------       -----------       ------------
Operating revenues
     Electric                                                 $6,370,652                           $6,370,652
     Gas                                                       1,001,363                            1,001,363
     Steam                                                       407,303                              407,303
                                                             -----------        ---------        ------------
Total operating revenues                                       7,779,318                            7,779,318
                                                             -----------        ---------        ------------
Operating expenses
     Fuel and purchased power                                  3,492,483                            3,492,483
     Other operations                                            966,454                              966,454
     Maintenance                                                 422,746                              422,746
     Depreciation and amortization                               513,891                              513,891
     Taxes, other than federal income tax                      1,093,847                            1,093,847
     Federal income tax                                          311,369                              311,369
                                                             -----------        ---------        ------------
Total operating expenses                                       6,800,790                            6,800,790
                                                             -----------        ---------        ------------

Operating income                                                 978,528                              978,528

Other income (deductions)
     Investment income                                             6,118                                6,118
    Allowance for equity funds used during construction            1,259                                1,259
    Other income less miscellaneous deductions                    (5,549)                              (5,549)
    Federal income tax                                            31,084        $  18,892 (B)          49,976
                                                             -----------        ---------        ------------
Total other income                                                32,912           18,892              51,804
                                                             -----------        ---------        ------------

Income before interest charges                                 1,011,440           18,892           1,030,332

Interest charges                                                 358,664           53,978 (C)         412,642
Allowance for borrowed funds used during construction             (4,067)                              (4,067)
                                                             -----------        ---------        ------------
Net interest charges                                             354,597           53,978             408,575
                                                             -----------        ---------        ------------

Preferred stock dividend requirements                             13,592                               13,592
                                                             -----------        ---------        ------------
Net income for common stock                                     $643,251         ($35,086)           $608,165
                                                             ===========        =========        ============

The accompanying notes to the pro forma are an integral part of this statement.



           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

Note A.      Unaudited Pro Forma Combined Condensed Income Statement
             The following Pro Forma consolidated financial information is based upon historical consolidated financial statements of Consolidated
             Edison Company of New York, Inc. These Pro Forma financial statements reflect the $635 million short-term debt issuance at 8.5%.

Note B.      Income Taxes
             Reflects tax benefit, based on an assumed tax rate of 35%, from the payments of nine months
             of interest charges described in Note F                                                                $14,169
                                                                                                                    =======

             Tax benefit for full year                                                                              $18,892
                                                                                                                    =======

Note C.      Interest Charges
             Reflects $635 million of short-term debt issuance, bearing interest over nine months
             at an effective interest rate of 8.5%.                                                                 $40,483
                                                                                                                    =======

             Interest expense for full year                                                                         $53,978
                                                                                                                    =======

             A 1/8 of 1% variation in the interest rate would result in a $1 million change in interest expense.

Note D.      Cash
             Reflects net increase to cash after payment of interest expense for a full year and tax benefit.      $599,945
                                                                                                                   ========

Note E.      Short-term debt
             Reflects increase to short-term debt up to $800 million of the aggregate principle amount.            $635,031
                                                                                                                   ========

Note F.      Stockholders' equity
             Reflects net change to stockholders' equity for interest expenses and tax benefit
             for a full year.                                                                                       $35,086
                                                                                                                    =======